Exhibit 10.1

08/20/2020
NOVAN INC
Attn: John Gay, Paula Stafford
This letter describes amendments made by PNC to your Paycheck Protection Program loan documents as a result of the Paycheck Protection Program Flexibility Act of 2020, which was signed into law on June 5, 2020
Key terms used in this letter include:
◦PPP    the SBA's Paycheck Protection Program
◦Facility    your PPP loan
◦Note    the note, as extended, amended, or modified, that evidences your PPP loan
◦PNC    PNC Bank, National Association
Dear Valued Customer
Thank you for banking with PNC. As always, we appreciate your business and the opportunity to serve you.
We are modifying the terms of the Note for your Facility because of recent changes to the laws governing the PPP. The Paycheck Protection Program Flexibility Act of 2020 significantly modifies the loan forgiveness process and provides other benefits to you as a PPP loan recipient. Your modified Note reflects some of these modifications and benefits.
Summary of Note Amendments:
Below is a summary of the amendments that we are making to your Note. You should read the actual text of the amendments on the next page of this letter for a complete understanding of the new terms and conditions of your Note. Any capitalized terms that we use in this letter but don't otherwise define have the meanings given to those terms in the Note.
Changes have been made to the amount of time your loan may be deferred. If you apply for forgiveness, the Act changes the deferral period (the period of time when you do not have to pay principal, interest, and fees) from six months to the date that PNC receives your approved loan forgiveness funds from the SBA. If you don't apply for forgiveness, your payments could be deferred for up to 16 months to the date that is 10 months following the earlier of 24 weeks after your loan was funded, or December 31, 2020. As a result, your Deferral Period, Deferral Expiration Date and First Payment Date are being amended to comply with the Act, and the time you have to repay any unforgiven amount prior to your maturity date may be shorter.
More non-payroll costs might be eligible for forgiveness. The Act now allows your total forgiven amount to include up to 40% of non-payroll costs (this was originally capped at 25%). In light of this change to the Act, we are amending your Note to remove language requiring you to use at least 75% of the loan proceeds be used for eligible payroll costs.

Text of Note Amendments:
Effective as of June 5, 2020, Sections 2 and 3 of the Note were amended and restated to read as follows:
“2. Structure; Payment Terms. During the Deferral Period, interest on the outstanding principal balance will accrue at the Fixed Rate, but neither principal nor interest shall be due and payable. On the Deferral Expiration Date, the Conversion Balance shall convert to an amortizing term loan payable as set forth below.

On the First Payment Date, all accrued interest that is not forgiven under the Program shall be due and payable. Additionally, on the First Payment Date, and continuing on the 15th day of each month thereafter until the Maturity Date, equal monthly installments of principal shall be due and payable in an amount sufficient to fully amortize the Conversion Balance over the remaining term of the Facility. Interest shall be payable at the same times as the monthly principal payments. Any outstanding principal and accrued interest shall be due and payable in full on the Maturity Date.

If any payment under this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank to charge the Borrower's deposit account at the Bank for any payment when due. Payments received will be applied to charges, fees and expenses (including attorneys' fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

The following terms shall have the meanings set forth below:

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in the State of Delaware.

“Conversion Balance” shall mean the outstanding principal of the Facility, less any forgiven amounts, as determined on the Deferral Expiration Date.

“Deferral Expiration Date” shall mean either (a) the date any forgiven amount of the Facility is remitted to the Bank, or (b) the date that a final determination is made that no portion of the Facility will be forgiven; provided, however, if the Borrower fails to apply for forgiveness by the Latest Forgiveness Application Date, the Deferral Expiration Date shall mean the Latest Forgiveness Application Date. In no event shall the Deferral Expiration Date be later than the Maturity Date.

“Deferral Period” shall mean the period beginning on the date of this Note and ending on the Deferral Expiration Date.

“First Payment Date” shall mean the 15th day of the month following the month in which the Deferral Expiration Date occurs.

“Latest Forgiveness Application Date” shall mean the date that is 10 months after the earlier to occur of (a) the date that is 24 weeks after the date the Facility is funded; and (b) December 31, 2020.

“Maturity Date” shall mean the 2nd anniversary of the date of this Note.

3. Forgiveness of the Facility. All or a portion of this Facility may be forgiven in accordance with the Program requirements. The amount of forgiveness shall be calculated (and may be reduced) in accordance with the requirements of the Program.”

Except as described above, the Note and other Loan Documents remain unchanged and in full force and effect as written.

We're committed to you and look forward to continuing to support your business. Please refer to PNC.com for more information on the Paycheck Protection Program Flexibility Act.

Sincerely,

PNC BANK, NATIONAL ASSOCIATION